Exhibit 99.1

BANCORP OF NEW JERSEY, INC. ANNOUNCES ANOTHER RECORD YEAR FOR EARNINGS AND ASSETS

February 12, 2013

Fort Lee, NJ  -  Bancorp of New Jersey, Inc. (NYSE-AMEX:  BKJ), holding company for Bank of New Jersey, reported record annual and fourth quarter net income as well as record levels for assets, loans, and deposits.  For the year ended December 31, 2012, net income reached $4.2 million, or $0.81 per diluted share, compared to $3.3 million, or $0.64 per diluted share, for the year ended December 31, 2011 representing an increase of approximately 27%.  For the quarter ended December 31, 2012, net income reached a quarterly record level of $1,167 thousand, or $0.22 per diluted share, compared to $971 thousand, or $0.19 per diluted share, for the quarter ended December 31, 2011.  The net income generated during the 2012 fiscal year and fourth quarter represents the highest net income ever achieved by the company during any fiscal year or any quarter, respectively.  The net income generated during the fourth quarter represents the company’s twenty fourth consecutive quarter of profitability.

For the year ended December 31, 2012, net interest income increased by 14.8%, exceeding $17.3 million, compared to approximately $15.1 million for the year ended December 31, 2011.  For the quarter ended December 31, 2012, net interest income totaled $4.6 million, an increase of approximately $624 thousand, or approximately 15.8%, over approximately $3.9 million of net interest income earned during the fourth quarter of 2011.  The increase in net interest income, which remains a focus of management’s efforts, allowed the company to absorb increases in non-interest expense.

Bancorp of New Jersey’s total assets grew by approximately 21.6% to $571.4 million at December 31, 2012 compared to $469.8 million at December 31, 2011.  The company also experienced period-end record levels of loans and deposits.  Total loans reached $435.7 million at December 31, 2012 compared to $365.2 million at December 31, 2011, an increase of $70.6 million, or 19.3%.  Total deposits increased to $515.7 million at December 31, 2012 from $416.2 million at December 31, 2011, an increase of $99.6 million, or 23.9%.  Stockholders equity reached $53.7 million at December 31, 2012 from $51.9 million at December 31, 2011, an increase of approximately $1.8 million, or 3.5%.  The increase in equity is net of the effect of four quarterly cash dividends and a special cash dividend during 2012 totaling $0.48 per share, or approximately $2.5 million in the aggregate.

Bank of New Jersey, headquartered at 1365 Palisade Avenue, Fort Lee, New Jersey, offers convenient hours and a high level of service for traditional consumer and commercial products and services.  The Bank, currently, has 8 branch offices located in Fort Lee (3 locations), Hackensack, Haworth, Harrington Park, Englewood, and most recently, Cliffside Park, all in Bergen County, NJ.  A ninth location in Woodcliff Lake, NJ, has received regulatory approvals and is expected to open during April, 2013.

For more information about Bank of New Jersey and its products and services, please visit http://www.bonj.net or call 201-944-8600.

If you would like to receive future Bancorp of New Jersey announcements electronically, please email us at info@bonj.net

Forward-Looking Statements

This press release and other statements made from time to time by Bancorp of New Jersey’s management contain express and implied statements relating to our future financial condition, results of operations, credit quality, corporate objectives, and other financial and business matters, which are considered forward-looking statements.  These forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time.  Actual results could differ materially from those expected or implied by such forward-looking statements.  Risks and uncertainties which could cause our actual results to differ materially and adversely from such forward-looking statements include the economic conditions affecting the financial industry and our customers, particularly in our market area; volatility in interest rates and the shape of the yield curve; credit risks and risks associated with real estate, which serves as collateral for a significant portion of our loans; operating, legal, and regulatory risk, including compliance with new laws and regulations; economic, political, and competitive forces affecting the company’s lines of business; the extent and timing of actions of the Federal Reserve System; customer acceptance of our products and services; and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission or in other generally disseminated documents.  Any statements made that are not historical facts should be considered to be forward-looking statements.  You should not place undue reliance on any forward-looking statements.  We undertake no obligation to update forward-looking statements or to make any public announcement when we consider forward-looking statements to no longer be accurate, whether as a result of new information of future events, except as may be required by applicable law or regulation.

Bancorp of New Jersey, Inc.

Financial Highlights

(unaudited)

(dollars in thousands, except per share data)

	Three months ended		For the year ended
	December 31,		December 31,
	2012	2011	2012	2011
INCOME STATEMENT
Net Interest Income	$4,568	$3,942	$17,347	$15,116
Provision for loan losses	313	285	1,198	1,183
Noninterest Expense, net	2,323	2,034	9,202	8,387
Pretax Income	1,933	1,623	6,947	5,546
Tax Expense	766	652	2,747	2,224
Net Income	$1,167	$971	$4,200	$3,322

Basic Earnings per Share	$0.22	$0.19	$0.81	$0.64
Diluted Earnings per Share	$0.22	$0.19	$0.81	$0.64

Weighted Average Shares — Basic	5,207	5,207	5,207	5,207
Weighted Average Shares — Diluted	5,223	5,209	5,215	5,214

	12/31/2012	12/31/2011
SELECTED BALANCE SHEET DATA AT END OF PERIOD
Total Loans	$435,729	$365,160
Allowance for Loan Losses	5,072	4,474
Investment Securities	94,631	61,981
Total Assets	571,374	469,842
Total Deposits	515,735	416,163
Stockholders’ Equity	53,720	51,906